Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MARCHEX, INC.

PROJECT TPS, INC.

GOCLICK.COM, INC.

AND THE SOLE STOCKHOLDER OF GOCLICK.COM, INC.

DATED July 21, 2004

TABLE OF CONTENTS

ARTICLE I		1

THE MERGER		1
1.1	THE MERGER	1
1.2	EFFECTIVE TIME	2
1.3	EFFECT OF THE MERGER	2
1.4	CERTIFICATE OF INCORPORATION; BY-LAWS	2
1.5	DIRECTORS AND OFFICERS	2
1.6	ADDITIONAL ACTIONS	2
1.7	WITHHOLDING	3

ARTICLE II		3

CONSIDERATION; CONVERSION OF SHARES		3
2.1	TOTAL MERGER CONSIDERATION	3
2.2	CONVERSION OF SHARES	3
2.3	EXCHANGE OF CERTIFICATES	4
2.4	NO FRACTIONAL SECURITIES	5
2.5	STOCK TRANSFER BOOKS	5
2.6	NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK	5
2.7	ESCROW	5

ARTICLE III		6

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SOLE STOCKHOLDER		6
3.1	CORPORATE ORGANIZATION	6
3.2	AUTHORIZATION	6
3.3	CONSENTS AND APPROVALS; NO VIOLATIONS	7
3.4	CAPITALIZATION	7
3.5	FINANCIAL STATEMENTS; BUSINESS INFORMATION	8
3.6	ABSENCE OF UNDISCLOSED LIABILITIES	9
3.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	9
3.8	LEGAL PROCEEDINGS, ETC.	10
3.9	TAXES	10
3.10	TITLE TO PROPERTIES AND RELATED MATTERS	13
3.11	INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE RESTRICTIONS	14
3.12	CONTRACTS	17
3.13	EMPLOYEES; EMPLOYEE BENEFITS	19
3.14	COMPLIANCE WITH APPLICABLE LAW	21
3.15	ABILITY TO CONDUCT BUSINESS	21
3.16	MAJOR ADVERTISERS AND DISTRIBUTION PARTNERS	22
3.17	ACCOUNTS RECEIVABLE	22
3.18	INSURANCE	22
3.19	BANK ACCOUNTS; POWERS OF ATTORNEY	23
3.20	MINUTE BOOKS, ETC.	23
3.21	RELATED PERSON INDEBTEDNESS AND CONTRACTS	23
3.22	BROKERS; PAYMENTS	24
3.23	STATE TAKEOVER STATUTES	24
3.24	DISCLOSURE	24

ARTICLE IV		25

REPRESENTATIONS AND WARRANTIES OF THE SOLE STOCKHOLDER		25
4.1	AUTHORIZATION; ETC.	25
4.2	PARENT COMMON STOCK	26

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4.3	GENERAL RELEASE.	27

ARTICLE V		28

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND ACQUISITION CORP.		28
5.1	CORPORATE ORGANIZATION	28
5.2	AUTHORIZATION	29
5.3	CONSENTS AND APPROVALS; NO VIOLATIONS	29
5.4	CAPITALIZATION	29
5.5	SEC REPORTS AND FINANCIAL STATEMENTS	30
5.6	COMPLIANCE WITH APPLICABLE LAW	31
5.7	BROKERS; PAYMENTS	31
5.8	VALIDITY OF SHARES	31
5.9	DISCLOSURE	31

ARTICLE VI		32

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		32
6.1	CONDUCT OF BUSINESS OF THE COMPANY	32
6.2	CONDUCT OF BUSINESS OF ACQUISITION CORP	33
6.3	OTHER NEGOTIATIONS	33

ARTICLE VII		34

ADDITIONAL AGREEMENTS		34
7.1	ACCESS TO PROPERTIES AND RECORDS	34
7.2	TRANSFER OF INTERESTS	34
7.3	REASONABLE EFFORTS; ETC.	34
7.4	MATERIAL EVENTS	34
7.5	FEES AND EXPENSES	35
7.6	SUPPLEMENTS TO DISCLOSURE SCHEDULES	35
7.7	TAX MATTERS	35
7.8	CASH ADJUSTMENT	37

ARTICLE VIII		37

COVENANTS OF THE SOLE STOCKHOLDER		37

ARTICLE IX		38

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND ACQUISITION CORP.		38
9.1	REPRESENTATIONS AND WARRANTIES TRUE	38
9.2	PERFORMANCE	38
9.3	ABSENCE OF LITIGATION	39
9.4	CONSENTS	39
9.5	ADDITIONAL AGREEMENTS	39
9.6	DELIVERY OF CERTIFICATES FOR CANCELLATION	40
9.7	APPROVAL	40
9.8	CERTIFICATES OF MERGER	40
9.9	TERMINATION AGREEMENT & GENERAL RELEASE	40
9.10	LICENSE AGREEMENTS	40
9.11	MATERIAL ADVERSE EFFECT	40
9.12	SUPPORTING DOCUMENTS	40

ARTICLE X		41

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SOLE STOCKHOLDER		41
10.1	REPRESENTATIONS AND WARRANTIES TRUE	41
10.2	PERFORMANCE	41
10.3	ABSENCE OF LITIGATION	41
10.4	CERTIFICATES OF MERGER	41

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10.5	CONSENTS	42
10.6	ADDITIONAL AGREEMENTS	42
10.7	CASH CONSIDERATION AND EQUITY CONSIDERATION; ESCROW DEPOSIT	42
10.8	SUPPORTING DOCUMENTS	42
10.9	MATERIAL ADVERSE EFFECT	43
10.10	DIRECTORS’ AND OFFICERS’ INSURANCE	43

ARTICLE XI		43

TERMINATION		43
11.1	TERMINATION	43
11.2	EFFECT OF TERMINATION	44

ARTICLE XII		44

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		44
12.1	INDEMNITY OBLIGATIONS	44
12.2	NOTIFICATION OF CLAIMS	45
12.3	DURATION	45
12.4	ESCROW; LIMITATION OF LIABILITY	46

ARTICLE XIII		47

MISCELLANEOUS PROVISIONS		47
13.1	AMENDMENT	47
13.2	WAIVER OF COMPLIANCE	47
13.3	NOTICES	47
13.4	BINDING EFFECT; ASSIGNMENT	48
13.5	NO THIRD PARTY BENEFICIARIES	48
13.6	PUBLIC ANNOUNCEMENTS	48
13.7	COUNTERPARTS	49
13.8	HEADINGS	49
13.9	ENTIRE AGREEMENT	49
13.10	GOVERNING LAW	49
13.11	SEVERABILITY	49
13.12	SPECIFIC PERFORMANCE	50
13.13	WAIVER OF JURY TRIAL	50

Exhibits and Schedules to the Agreement and Plan of Merger have been omitted. The following is a list of omitted Exhibits and Schedules which the Registrant agrees to furnish supplementally to the Commission upon request:

Exhibits

A-1	Certificate of Merger (Delaware)
A-2	Certificate of Merger (Connecticut)
B	Form of Escrow Agreement
C	Form of Consultant Agreement
D	Form of Registration Rights Agreement
E	Form of Transition Services Agreement
F	Form of Termination Agreement & General Release

Schedules

2.2	Exchange Ratios; Aggregate Cash Consideration; Aggregate Equity Consideration

Company Disclosure Schedules

3.1	Corporate Organization
3.4	Capitalization
3.5	Financial Statements; Business Information
3.6	Absence of Undisclosed Liabilities
3.7	Absence of Certain Changes or Events
3.8	Legal Proceedings, Etc.
3.9	Taxes
3.10	Title to Properties and Related Matters
3.11	Intellectual Property; Proprietary Rights; Employee Restrictions
3.12	Contracts
3.13	Employees; Employee Benefits
3.16	Major Advertisers and Distribution Partners
3.17	Accounts Receivable
3.18	Insurance
3.19	Bank Accounts
3.21	Related Person Indebtedness and Contracts

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 21, 2004, by and among Marchex, Inc., a corporation organized under the laws of the State of Delaware (the “Parent”), Project TPS, Inc., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Parent (the “Acquisition Corp.”), goClick.com, Inc., a corporation organized under the laws of the State of Connecticut (the “Company”) and John Babina III, the holder of all of the issued and outstanding capital stock of the Company (the “Sole Stockholder”).

WHEREAS, the respective Boards of Directors of the Parent, Acquisition Corp. and the Company have approved the merger of Acquisition Corp. with and into the Company (the “Merger”), pursuant to which the Company will be the surviving corporation and the Sole Stockholder will be entitled to receive the consideration provided for in this Agreement, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Sole Stockholder has signed this Agreement and has signed and delivered herewith to Parent irrevocable proxies or written consents adopting and approving this Agreement, the Merger and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the Certificates of Merger (as defined in Sections 1.2), the Delaware General Corporation Law (the “DGCL”) and the Connecticut General Statutes (the “CGS”), Acquisition Corp. shall be merged with and into the Company, the separate existence of Acquisition Corp. shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

(b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article XI and subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the consummation of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Articles IX and X, at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022 unless another date, time or place is agreed to in writing by the Company and the Parent. The date of such Closing is referred to herein as the “Closing Date.”

1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles IX and X, the parties hereto shall cause the Merger to be consummated by filing articles or certificate of merger as contemplated by the DGCL and the CGS in the forms of Exhibit A-1 and Exhibit A-2 attached hereto (the “Certificates of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware and the Secretary of State of the State of Connecticut, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the CGS (the time of such filing being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and the CGS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation, all without further act or deed.

1.4 Certificate of Incorporation; By-Laws.

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with CGS and such Certificate of Incorporation.

(b) By-Laws. At Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with CGS, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

1.5 Directors and Officers. The directors of the Acquisition Corp. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Acquisition Corp. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of Acquisition Corp. or the Company acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of Acquisition Corp. or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Acquisition Corp. or the Company, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

1.7 Withholding. Parent, the Surviving Corporation or the Company shall be entitled to deduct and withhold from any Merger Consideration (as hereinafter defined) payable or otherwise deliverable pursuant to this Agreement, such amounts as Parent, the Surviving Corporation or the Company may be required to pay, deduct or withhold therefrom under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law resulting from the transactions contemplated herein. To the extent such amounts are so paid, deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE II

CONSIDERATION; CONVERSION OF SHARES

2.1 Total Merger Consideration. The consideration payable in the Merger to the holders of shares of the Company’s Common Stock, no par value per share (the “Common Stock”) shall consist of (a) that number of shares of Class B Common Stock, $0.01 par value per share, of the Parent (the “Parent Common Stock”) as shall be obtained by dividing $4,250,000 by the Closing Market Price (as hereinafter defined) (the “Equity Consideration”), and (b) $8,229,750 (the “Cash Consideration”). Such Equity Consideration and Cash Consideration which shall be issuable or payable at the Closing, as the case may be, as provided herein shall in the aggregate be referred to as the “Merger Consideration”. For purposes of this Agreement, the term “Closing Market Price” shall mean $9.803, the average of the last quoted sale price for shares of Parent Common Stock on The Nasdaq National Market for the ten (10) trading days immediately prior to the date of execution hereof.

2.2 Conversion of Shares.

(a) Conversion of Shares. Each share of Common Stock issued and outstanding as of the Effective Time (other than shares owned by holders who have properly exercised their rights of appraisal within the meaning of Section 33-856 of the CGS (“Dissenting Shares”)) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into (A) an amount in cash equal to the quotient obtained by dividing (x) the Cash Consideration by (y) the total number of Fully Diluted Shares (as herein defined) as of the Effective Time and (B) that number of shares of Parent Common Stock as shall be obtained by dividing (xx) the Equity Consideration by (yy) the total number of Fully Diluted Shares (as herein defined) as of the Effective Time. Such resulting quotients are referred to herein as the “Exchange Ratio.” “Fully Diluted Shares” shall be equal to the total number of outstanding shares of Common Stock, immediately prior to the Closing Date, calculated on a fully diluted, fully converted basis as though all convertible debt and equity securities and options (whether vested or unvested) and warrants had been converted or exercised. Schedule 2.2 attached hereto sets forth, with respect to the Merger Consideration, (i) the Exchange Ratio, (ii) the aggregate cash payment to be paid in connection with the Merger to the Sole Stockholder (iii) and the aggregate Equity Consideration to be issued in connection with the Merger to the Sole Stockholder.

(b) Treasury Shares. Each share of Common Stock held in the Company’s treasury as of the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration therefor.

(c) [Reserved].

(d) Acquisition Corp. Shares. Each share of common stock, par value $0.01 per share, of Acquisition Corp. issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

2.3 Exchange of Certificates.

(a) At the Closing, certificates (the “Certificates”) representing all of the issued and outstanding shares of Common Stock shall be surrendered for cancellation and termination in the Merger. At the Effective Time, each Certificate shall be canceled in exchange for the amount of Merger Consideration pursuant to Section 2.2(a). After payment of all fees and expenses incurred by the Company in connection with this Agreement in accordance with Section 7.5 from the Cash Consideration portion of the Merger Consideration, the Merger Consideration shall be distributed as follows to the extent Certificates have been surrendered, at Closing (or thereafter upon surrender of Certificates): (i) Parent shall cause the remaining Cash Consideration to be wired to an account designated by the Sole Stockholder, less $822,975 which shall be placed in escrow to satisfy the obligations pursuant to Article XII hereof (the “Cash Escrow”), and (ii) Parent shall cause the Equity Consideration to be distributed to the Sole Stockholder in the amount set forth on Schedule 2.2, less that number of shares of Parent Common Stock issued as part of the Equity Consideration as shall be obtained by dividing $425,000 by the Closing Market Price which shall be placed in escrow to satisfy the obligations pursuant to Article XII hereof (the “Equity Escrow”). Until surrendered, each outstanding Certificate which immediately prior to the Effective Time represented shares of Common Stock shall be deemed for all corporate purposes to evidence ownership of the amount of cash and shares of Parent Common Stock issuable upon conversion of such shares of Common Stock, but shall, have no other rights. From and after the Effective Time, the holders of shares of Common Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the amount of cash and shares of Parent Common Stock into which such shares of Common Stock have been converted.

(b) If any cash is to be paid or any shares of Parent Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the payment of such cash or the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Parent, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Parent nor the Company shall be liable to a holder of shares of Common Stock for cash paid to such holder pursuant to the provisions of Section 2.2(a) of this Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the cash or shares issuable in exchange therefor pursuant to the provisions of Section 2.2(a) of this Agreement. The Board of Directors of Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.4 No Fractional Securities. No fractional shares of Parent Common Stock shall be issuable by the Parent upon the conversion of shares of Common Stock in the Merger pursuant to Section 2.2(a) hereof. In lieu of any such fractional shares, each holder of Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall be entitled to receive instead an amount in cash equal to such fraction multiplied by the Closing Market Price.

2.5 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Common Stock thereafter on the records of the Company.

2.6 No Further Ownership Rights in Common Stock. The amount of cash delivered and number of shares issued upon the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.7 Escrow. As soon as practicable after the Closing and in any event within five (5) business days after the Closing, Parent will at its expense deposit in escrow on behalf of the Sole Stockholder the Cash Escrow and Equity Escrow (which shall reduce the amount of Cash Consideration and shares of Equity Consideration otherwise issuable to such Sole Stockholder) (collectively, the “Escrow Deposit”). The Escrow Deposit shall be held by and registered in the name of U.S. Bank National Association, as Escrow Agent, as security for the indemnification obligations under Article XII pursuant to the provisions of an Escrow Agreement (the “Escrow Agreement”) in the form of Exhibit B attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE SOLE STOCKHOLDER

The Company and the Sole Stockholder jointly and severally represent and warrant to the Parent and Acquisition Corp. as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

3.1 Corporate Organization.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Company has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions set forth in Schedule 3.1(a) hereto, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect (as defined below). The Company has previously delivered to the Parent complete and correct copies of the Certificate of Incorporation of the Company (certified by the secretary of state of the jurisdiction in which it was formed as of a recent date) and the By-Laws of the Company (certified by the Secretary of the Company as of a recent date). Neither the Company’s Certificate of Incorporation nor its By-Laws have been amended since the date of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instrument. The term “Company Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, financial condition, results of operations or prospects of the Company.

3.2 Authorization. The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company and adopted by the Sole Stockholder and no other proceeding on the part of the Company is necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificates of Merger pursuant to the DGCL and the CGS) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

3.3 Consents and Approvals; No Violations. Subject to (a) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Connecticut, respectively, and (b) compliance with applicable federal and state securities laws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company pursuant to the terms of any such instrument or obligation, (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Company or by which its properties or assets may be bound, except for such violations and conflicts which would not have a Company Material Adverse Effect, or (iv) require, on the part of the Company, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained would not have a Company Material Adverse Effect.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 20,000 shares of Common Stock of which 100 shares of Common Stock are issued and outstanding. The beneficial and record ownership of all of the outstanding shares of Common Stock is set forth on Schedule 3.4(a) attached hereto. All outstanding shares of Common Stock (i) are duly authorized, validly issued, fully paid and nonassessable (ii) were not issued in violation of any pre-emptive rights or federal or state securities laws and (iii) are not subject to preemptive rights created by statute, the Certificate of Incorporation or By-Laws of Company or any agreement or document to which Company is a party or by which it is bound.

Except as set forth above, as of the date of this Agreement no shares of Common Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights with respect to shares of Common Stock. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including pre-emptive rights) or commitments, understandings, arrangements, agreements or contracts (either written or oral) of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or obligating the Company to issue, grant, extend, accelerate the vesting of or enter into any such security, partnership interest or similar ownership interest, option, warrant, call, right, commitment, understanding, arrangement, agreement or contract (either written or oral).

There are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including pre-emptive rights) or commitment, understanding, arrangement, agreement or contract (either written or oral) of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of Common Stock or other securities of the Company. The Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of capital stock or other securities of the Company, and there are no amounts owed or which may be owed to any person by the Company as a result of any repurchase, redemption or acquisition of any shares of Common Stock or other securities of the Company. There is no claim or basis for such a claim to any portion of the Merger Consideration except as provided in Section 2.2 or Schedule 2.2 hereto by any current or former stockholder, option holder or warrant holder of the Company, or any other person.

There are no registration rights, and, to the knowledge of the Company and the Sole Stockholder, there are no voting trusts, proxies or agreements or understandings with respect to any equity security of any class of securities of the Company.

(b) The Company does not own, directly or indirectly, any equity securities, or options, warrants or other rights to acquire equity securities, or securities convertible into or exchangeable for equity securities, of any other corporation, or any partnership interest in any general or limited partnership or unincorporated joint venture.

3.5 Financial Statements; Business Information. (a) Attached hereto as Schedule 3.5(a) are (i) the unaudited balance sheets of the Company as of December 31, 2002 and December 31, 2003 and the statements of operations and cash flow for the fiscal periods then ended, and (ii) the balance sheet of the Company as of June 30, 2004 and the statements of operations and cash flow of the Company for the six (6) months then ended (hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP (as hereinafter defined) consistently applied during the periods covered thereby, and (iii) present fairly in all material respects the financial condition and results of operations of the Company as at the dates, and for the periods, stated therein, except that the interim Financial

Statements are subject to normal year-end adjustments which will not be individually or in the aggregate material in amount or effect. For the purposes of this Agreement, generally accepted accounting principles shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination (“GAAP”).

(b) Schedule 3.5(b) attached hereto sets forth certain statistics as of June 30, 2004 (including, but not limited to, information related to the Company’s products, services and websites such as (i) average uptime of the Company’s websites, servers and associated production systems on a monthly basis for the 2004 period, (ii) number of accepted click throughs for the months of April, May and June of 2004, (iii) average revenue per click through for the months of April, May and June of 2004, and (iv) number of active advertisers and distribution partners) regarding the Company’s business (the “Data”) which are true and correct in all material respects as of the dates stated in the schedule. To the extent the Company has provided compilations of Data, this representation shall only extend to the Data provided.

3.6 Absence of Undisclosed Liabilities. Except (i) as set forth or reserved against in the balance sheet of the Company dated as of June 30, 2004, included in the Financial Statements (the “Balance Sheet”) and (ii) for obligations and liabilities incurred since June 30, 2004 in the ordinary course of business, which do not individually or in the aggregate exceed $10,000, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, of the type required to be reflected or disclosed on a balance sheet or the notes thereto as required according to GAAP. Schedule 3.6 sets forth a true and correct aged list of all accounts payable of the Company as of the date of execution hereof.

3.7 Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 hereto, since December 31, 2003, the Company has carried on its business in all material respects in the ordinary course and consistent with past practice. Except as set forth on Schedule 3.7 or as set forth or reserved against in the Balance Sheet, since December 31, 2003, the Company has not: (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice; (ii) experienced any Company Material Adverse Effect; (iii) made any change in accounting principle or practice or in their respective method of applying any such principle or practice, (iv) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its respective properties, assets or business; (v) mortgaged, pledged or subjected to any lien, charge or other encumbrance, or granted to third parties any rights in, any of its properties or assets, tangible or intangible; (vi) sold or transferred any of its assets, except in the ordinary course of business and consistent with past practice, or canceled or compromised any debts or waived any claims or rights of a material nature; (vii) issued any additional Company securities, other equity securities, partnership interests or similar equity interests, or any rights, options or warrants to purchase, or securities convertible into or exchangeable for, Company securities;

(viii) declared or paid any dividends on or made any distributions (however characterized) in respect of Company securities; (ix) repurchased or redeemed any Company securities; (x) terminated, amended or waived with respect to any material contract, any material right, except in the ordinary course of business and consistent with past practice; (xi) granted any general or specific increase in the compensation payable or to become payable to any of its Employees (as that term is hereinafter defined) or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Benefit Plan (as that term is hereinafter defined); or (xii) entered into any agreement to do any of the foregoing.

3.8 Legal Proceedings, etc. There are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) pending or, to the knowledge of the Company or the Sole Stockholder, investigations pending or any of the foregoing threatened against the Company or its properties, assets or business or, to the knowledge of the Company or the Sole Stockholder, pending or threatened against any of the officers, directors, employees, agents or consultants of the Company in connection with the business of the Company. There are no such suits, actions, claims, proceedings pending against the Company or, to the knowledge of the Company or the Sole Stockholder, investigations pending or any of the foregoing threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company is a party, or involving the properties, assets or business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company. Schedule 3.8 hereto sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company is a party to or by which the Company is bound, and the Company is and has been at all times in compliance with the terms of such settlements, judgments, orders, injunctions, decrees and awards. Schedule 3.8 hereto sets forth all suits, actions, claims, proceedings or investigations regarding any equity security of the Company which the Company or the Sole Stockholder has ever been involved in or received notice of.

3.9 Taxes.

(a) The Company has properly and timely filed all Tax Returns (as hereinafter defined) and other filings in respect of Taxes (as hereinafter defined) required to be filed by it on or prior to the date hereof, and has in a timely manner paid all Taxes which are (or will be) due for all periods ending on or before the date hereof, whether or not shown on such Tax Returns, except to the extent the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes and disclosed the dollar amount and the components of such reserves on Schedule 3.9(a) hereof. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) adequate for the payment of all Taxes of the Company for the period from date of the Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all laws, rules and regulations.

(b) There are no actions or proceedings currently pending or, to the knowledge of the Company or the Sole Stockholder, threatened against the Company by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any governmental authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company by any governmental authority have been paid or are being contested in good faith and have been disclosed in writing to the Parent. There are no agreements or applications by the Company for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of the Company, except for liens for Taxes not yet due or payable.

(c) For the purposes of the Agreement, “Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate, and including any transferee liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group including any liability pursuant to Treasury Regulation Section 1.1502-6, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

For purposes of this Agreement, the term “Tax Return” means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any affiliate; and reports with respect to backup withholding and other payments to third parties.

(d) The Company is not and has not been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement.

(e) The Company has withheld all amounts from its respective employees and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(f) No power of attorney has been granted by the Company or is currently in force with respect to any matter relating to Taxes.

(g) To the knowledge of the Sole Stockholder, the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(h) The Company has not received any written ruling of a taxing authority relating to Taxes or entered in any written and legally binding agreement with a taxing authority relating to taxes, including any closing agreements under Section 7121 of the Code.

(i) No claim has ever been made in writing by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and the Company does not do business in any state, local, territorial or foreign taxing jurisdiction other than those for which Tax Returns have been furnished to the Parent.

(j) The Company has delivered or made available to the Parent for inspection true and complete copies of (i) all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all federal and state income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not run.

(k) The Company has not made any payments, is not obligated to make any payment, and is not a party to any agreement, contract, arrangement or plan that under any circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code.

(l) Schedule 3.9(l) attached hereto sets forth each jurisdiction (other than United States federal) in which the Company files or has been required to file a Tax Return or has been liable for Taxes on a “nexus” basis.

(m) At all times since its incorporation, the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, as well as for state income or franchise tax purposes in states that recognize S corporation status and where the Company is required to file income or franchise tax returns, and the Company will be an S corporation up to and including the day of the Closing Date. The Company has at no time prior to the Closing Date held any equity interest in an entity classified as a corporation nor operated a foreign branch.

(n) The Sole Stockholder has timely reported his distributive share of the Company’s income, gain, loss, deduction and other tax items on his Tax Returns and paid all taxes due with respect to all income, gain, loss, deduction and other tax items of the Company for periods ending on or before December 31, 2003 and will do so with respect to all income, gain, loss, deduction and other tax items of the Company for the period ending on the Closing Date.

(o) The Company would not be liable for any Tax under Section 1374 if its assets were sold at their fair market value at the Closing Date, and the Company has not in the past ten (10) years acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(p) The Company has not engaged in a “listed transaction” within the meaning of Treas. Reg. §1.6011-4T(b) other than those that are not reasonably likely to have a Company Material Adverse Effect.

3.10 Title to Properties and Related Matters. (a) The Company has good and valid title to all personal property, tangible or intangible, which the Company purports to own, including the properties reflected on the Balance Sheet or acquired after the date thereof (other than properties and assets sold or otherwise disposed of in the ordinary course of business and consistent with past practice since June 30, 2004, free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever (other than (i) purchase money security interests and common law vendor’s liens, in each case for goods purchased on open account in the ordinary course of business and having a fair market value of less than $10,000 in each individual case), (ii) liens for Taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent and that do not materially detract from the value, or materially interfere with the use of, the property subject thereto or affected thereby. Collectively, such property and the Company Intellectual Property disclosed on Schedule 3.11 hereto constitute all property, tangible or intangible, necessary to conduct the business of the Company as presently conducted.

(b) Except as set forth on Schedule 3.10(d) hereto, the Company does not own any real property or any interest in real property.

(c) Schedule 3.10(c) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures and other items of personal property currently owned or leased by the Company with a book value as of June 30, 2004, in each case of $10,000 or more. Except as set forth on Schedule 3.10(c) hereto, all such personal property is in suitable operating condition (ordinary and reasonable wear and tear excepted) and is physically located in or about one of the places of business of the Company and is owned by the Company or is leased by the Company under one of the leases set forth in Schedule 3.10(d) hereto. None of such personal property is subject to any agreement or commitment for its use by any person other than the Company. The maintenance and operation of such personal property has been in conformance with all applicable material laws and regulations. Except as set forth on Schedule 3.10(d) hereto, there are no assets leased by the Company or used in the operation of the Company that are owned, directly or indirectly, by any Related Person (as that term is hereinafter defined in Section 3.21).

(d) Schedule 3.10(d) sets forth a complete and correct list of all real property and personal property leases to which the Company is a party. The Company has previously delivered to the Parent complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule 3.10(d) hereto. Except as set forth on Schedule 3.10(d) hereto, (i) each such lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company nor (to the knowledge of the Company or the Sole Stockholder) any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or (to the knowledge of the Company or the Sole Stockholder) a default by any other party under such lease; (iii) to the knowledge of the Company or the Sole Stockholder, there are no disputes or disagreements between the Company and any other party with respect to any such lease; and (iv) except as set forth on Schedule 3.10(d), there is no requirement under any such lease that the Company either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

3.11 Intellectual Property; Proprietary Rights; Employee Restrictions. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

(a) Except as set forth on Schedule 3.11(a), no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or which may affect the validity, use or enforceability of such Company Intellectual Property.

(b) Set forth on Schedule 3.11 hereto is a list of all Company Intellectual Property or other Intellectual Property required to operate the Company’s business as currently conducted (other than generally available software such as Microsoft Word and the like). True and correct copies of all licenses, assignments and releases relating to such Intellectual Property have been provided to Parent prior to the date hereof, all of which are valid and binding agreements of the parties thereto, enforceable in accordance with their terms. Except as set forth on Schedule 3.11(b), the Company owns and has good and exclusive right, title and interest to, or (x) has exclusive license to, each item of Company Intellectual Property and (y) has non-exclusive license to other Intellectual Property required to operate the Company’s business as currently conducted, free and clear of any lien or encumbrance; and all such Intellectual Property rights are in full force and effect. Except as set forth on Schedule 3.11(b), the Company is the exclusive owner of all trademarks and trade names used in connection with the operation of the Company’s business as currently conducted, including the sale of any products or the provision of any services by Company. Except as set forth on Schedule 3.11(b), the Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property rights of the Company.

(c) All patents, patent applications, trademarks, service marks, copyrights, mask work rights and domain names of the Company have been duly registered and/or filed with or issued by each appropriate governmental entity in the jurisdictions indicated on Schedule 3.11 hereto, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) To the extent that any Intellectual Property (including without limitation software, hardware, copyrightable works and the like) has been developed, created, modified or improved by a third party for the Company, except as set forth on Schedule 3.11(d), the Company has a written agreement with such third party that assigns to the Company exclusive ownership of such Intellectual Property, each of which is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms. Except as set forth on Schedule 3.11(d), the Company has the right to use all trade secrets, data, customer lists, log files, hardware designs, programming processes, software and other information required for or incident to its products or business (including, without limitation, the operation of their respective Web sites) as presently conducted and has received no notice that any of such information that is provided to the Company by third parties will not continue to be provided to the Company on the same terms and conditions as currently exist.

(e) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party.

(f) Except as set forth on Schedule 3.11(f), the operation of the business of Company as such business currently is conducted, including Company’s design, development, manufacture, marketing and sale of the products or services of the Company has not and does not, and with respect to products currently under development to the Company’s knowledge will not, infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) Except as set forth on Schedule 3.11(g), the Company has not received any notice or other claim from any third party that the operation of the business of the Company or any act, product or service of the Company infringes, may infringe or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the knowledge of the Company or the Sole Stockholder, no person has or is infringing or misappropriating any Company Intellectual Property or other Intellectual Property rights in any of its products, technology or services, or has or is violating the confidentiality of any of its proprietary information.

(i) The Company has taken reasonable steps to protect the Company’s rights in the Company’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all current and former employees and contractors of Company have executed such an agreement. To the knowledge of the Company and the Sole Stockholder, all trade secrets and other confidential information of the Company are not part of the public domain nor, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company. To the knowledge of the Company and the Sole Stockholder, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company nor is the Company making unlawful use of any confidential information or trade secrets of any past or present employees of the Company.

Except as set forth on Schedule 3.11(i), all Intellectual Property rights purported to be owned by the Company which were developed, worked on or otherwise held by any employee, officer or consultant, including the Sole Stockholder, are owned free and clear by the Company by operation of law or have been validly assigned to the Company and such assignments have been provided to Parent and are valid binding agreements of the parties thereto, enforceable in accordance with their terms. All of the rights of the Company or the Sole Stockholder, as the case may be, in any of the Company Intellectual Property which is used or is useful in the Company’s business, have been validly assigned, transferred and/or conveyed to the Acquisition Corp. as part of the transactions contemplated hereunder and neither the Company nor the Sole Stockholder, as the case may be, has retained any rights with respect thereto. Except as set forth on Schedule 3.11(i), neither the Company, the Sole Stockholder, nor, to the knowledge of the Company and the Sole Stockholder, any of the employees of the Company, have any agreements or arrangements with current or former employers relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind nor are any such persons bound by any consulting agreement relating to confidential information or trade secrets of another entity that are being violated by such persons. The activities of the employees and consultants of the Company on behalf of the Company do not violate in any material respects any agreements or arrangements known to the Company, or any of the Sole Stockholder which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

3.12 Contracts. (a) Except as set forth on Schedule 3.12 hereto, the Company is not a party to, or subject to:

(i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts by the Company of more than $10,000, excluding those advertiser contracts as agreed to by the parties;

(ii) any note, indenture, credit facility, mortgage, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company;

(iii) any guaranty issued by the Company;

(iv) any contract, arrangement or understanding (other than this Agreement) relating to the acquisition, issuance or transfer of any securities, including, without limitation, convertible securities;

(v) any contract, arrangement or understanding relating to the acquisition, transfer, distribution, use, development, sharing or license of any technology or Company Intellectual Property, other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vi) any contract, arrangement or understanding granting to any person the right to use any property or property right of the Company other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vii) any contract, arrangement or understanding restricting the right of the Company to (A) engage in any business activity or compete with any business, or (B) develop or distribute any technology;

(viii) any contract, arrangement or understanding relating to the employment of, or the performance of services of, any employee, consultant or independent contractor and pursuant to which the Company is required to pay more than $10,000 per year;

(ix) any contract, arrangement or understanding with a Related Person; or

(x) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (ix) of this subsection 2.12(a).

(b) The Company has previously provided or made available to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 3.12(a) hereto. Except as set forth on Schedule 3.12(b) hereto, (i) each contract listed in Schedule 3.12(a) hereto is in full force and effect; (ii) neither the Company nor (to the knowledge of the Company and the Sole Stockholder) any other party is in default of a material nature under any contract listed in Schedule 3.12 (a) hereto, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default of a material nature by the Company or (to the knowledge of the Company and the Sole Stockholder) a default of a material nature by any other party under such contract; (iii) to the knowledge of the Company and the Sole Stockholder, there are no material disputes or disagreements between the Company and any other party with respect to any contract listed in Schedule 3.12 (a) hereto; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary in order for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company thereunder.

(c) Except as set forth on Schedule 3.12(c) hereto, the Company has not issued any warranty or any agreement or commitment to indemnify any person other than in the ordinary course of business.

(d) Each of the contracts set forth on Schedule 3.12 hereto, is, always has been and shall be through and as of the Closing Date in compliance with and shall not violate all applicable laws, including any and all laws applicable to the internet or the Company’s business, or any other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect.

3.13 Employees; Employee Benefits.

(a) Schedule 3.13(a) hereto sets forth the names of all current employees of the Company (the “Employees”) and such Employee’s job title, the location of employment of such Employee, such Employee’s current salary, the amount of any bonuses or other compensation paid since December 31, 2003 to such Employee, the date of employment of such Employee and the accrued vacation time of such Employee. Schedule 3.13(a) hereto sets forth a true and correct statement of the liability, if any, of the Company for accrued but unused sick pay. There are no outstanding loans from the Company to any officer, director, employee, agent or consultant of the Company, or to any other Related Person. Schedule 3.13(a) hereto sets forth a complete and correct description of all severance policies of the Company. Complete and correct copies of all written agreements (or, in the case of oral agreements, a complete and correct description) with Employees and all employment policies, and all amendments and supplements thereto, have previously been delivered to the Parent, and a list of all such agreements and policies is set forth on Schedule 3.13(a). None of the Employees has, to the knowledge of the Company and the Sole Stockholder, indicated a desire to terminate his or her employment, or any intention to terminate his or her employment upon a sale of, or business combination relating to, the Company or in connection with the transactions contemplated by this Agreement. Except as set forth on Schedule 3.13(a) hereto, since December 31, 2003, the Company has not (i) increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees, except in the ordinary course of business consistent with past practice, (ii) increased the term or tenure of employment for any Employee, except in the ordinary course of business consistent with past practice, (iii) increased the amounts payable to any of the Employees upon the termination of any such person’s employment or (iv) adopted, increased, augmented or improved benefits granted to or for the benefit of any of the Employees under any Benefit Plan (as such term is defined herein).

(b) The Company has complied in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Fair Labor Standards Act, as amended, the Immigration Reform and Control Act of 1986, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, the withholding and payment of taxes from compensation, discriminatory practices with respect to employment and discharge, or otherwise relating to the conduct of employers with respect to Employees or potential employees, and there have been no claims made or, to the knowledge of the Company or the Sole Stockholder, threatened thereunder against the Company arising out of, relating to or alleging any violation of any of the foregoing. There are no material controversies, strikes, work stoppages, picketing or disputes pending or, to the knowledge of the Company or the Sole Stockholder, threatened between the Company and any of the Employees or former employees; no labor union or other collective bargaining unit represents or has ever represented any of the Employees, including any “leased employees” (within the meaning of Section 414(n) of the Code); no organizational effort by any labor union or other collective bargaining unit currently is under way or, to the knowledge of the Company or the Sole Stockholder, threatened with respect to any Employees; and the consent of no labor union or other collective bargaining unit is required to consummate the transactions contemplated by this Agreement.

(c) Schedule 3.13(c) hereto sets forth a list of each defined benefit and defined contribution plan, stock ownership plan, employment or consulting agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code), vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option, stock appreciation rights or stock purchase plan, severance pay plan, cafeteria plan, arrangement or practice, employee relations policy, practice or arrangement, and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which has been maintained or contributed to by the Company or any other entity which must be aggregated with the Company as required by Section 414(b),(c),(m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of or relating to any of the Employees or to any former employees or their dependents, survivors or beneficiaries, whether or not legally binding, whether written or oral or whether express or implied, or for which the Company or any ERISA Affiliate has any liability or contingent liability, all of which are hereinafter referred to as the “Benefit Plans.”

(d) Each Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other form of retirement plan intended to meet the requirements of Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service (the “IRS”) with respect to such plan’s qualified status under the Code, has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or, if reliance is permitted under IRS Announcement 2001-77, relies on the favorable opinion or advisory letter of the master, prototype or volume submitter plan sponsor of the plan and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such plan. No Benefit Plan is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) that at any time prior to the Closing was not exempt from the annual reporting requirement set forth in Section 104(a) of ERISA. No Benefit Plan is a “voluntary employees beneficiary association” (within the meaning of section 501(c)(9) of the Code) and there have been no other “welfare benefit funds” (within the meaning of Section 419 of the Code) relating to Employees or former employees. No event or condition exists with respect to any Benefit Plan that could reasonably be expected to subject the Company or any of its ERISA Affiliates to any material Tax under Section 4980B of the Code, or other applicable law. With respect to each Benefit Plan, the Company has each heretofore delivered to the Parent complete and correct copies of the following documents, where applicable and to the extent available: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinion required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all summaries of material modifications related thereto, as well as all other descriptions distributed to Employees or set forth in any manuals or other documents, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, in each case, as currently in effect, and (v) the most recent actuarial report, if any, relating to the Benefit Plan. None of the Benefit Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code; and none of the Benefit Plans is, or has been, the subject of any investigation, audit or action by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation as to which the Company or any of its ERISA Affiliates has received written notice.

(e) No Benefit Plan provides benefits, including, without limitation, death, medical or severance benefits, with respect to current or former employees or directors (or their beneficiaries) beyond their retirement or other termination of service other than (i) coverage for benefits mandated by applicable law, (ii) deferred compensation benefits properly accrued as liabilities on the Financial Statements, (iii) benefits under a plan that is intended to be qualified under Section 401(a) of the Code, or (iv) benefits the full cost of which is borne by the current or former employee or director or his beneficiaries.

(f) All Benefit Plans comply and have been administered in form and operation, in all material respects, in compliance with all requirements of laws and regulations applicable thereto.

(g) There have been no “prohibited transactions” (as described in 406 of ERISA or 4975 of the Code) with respect to any Benefit Plan for which no exception is applicable.

(h) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Benefit Plan, and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

3.14 Compliance with Applicable Law. The Company is not in violation in any respect of any applicable safety, health or environmental law, any law applicable to the internet or the Company’s business, or any other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect. The Company has not received any notice alleging any such violation, nor to the knowledge of the Company or the Sole Stockholder, is there any inquiry, investigation or proceedings relating thereto.

3.15 Ability to Conduct Business. There is no agreement, arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company or to which the Company is a party or to the knowledge of the Company and the Sole Stockholder applicable to the Company by which it or any of its properties or assets is bound, that will prevent the use by the Surviving Corporation, after the Effective Time, of the properties and assets owned by, the business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof. The Company has in force, and is in compliance with, in all material respects, all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its business as presently conducted, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company has not received any notice of, and to the knowledge of the Company or the Sole Stockholder, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

3.16 Major Advertisers and Distribution Partners. Schedule 3.16 hereto sets forth a complete and correct list of the ten (10) largest advertisers and distribution partners of the Company in terms of revenue recognized in respect of such advertisers and distribution partners during the six (6) months ended June 30, 2004 and during the twelve (12) months ended December 31, 2003, showing the amount of revenue recognized for each such advertiser or distribution partner, as the case may be, during such period. The Data from which such lists were generated has been made available to Parent and Acquisition Corp. To the extent the Company has provided compilations of Data, this representation shall only extend to the Data provided. To the knowledge of the Company and the Sole Stockholder, except as set forth on Schedule 3.16 hereto, the Company has not received any notice or other communication (written or oral) from any of the advertisers or distribution partners listed in Schedule 3.16 hereto terminating, amending or reducing in any material respect, or setting forth an intention to terminate, amend or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such advertiser or distribution partner and the Company.

3.17 Accounts Receivable. All accounts receivable of the Company reflected on the Balance Sheet (i) arose from bona fide transactions in the ordinary course of business and consistent with past practice, and (ii) except as set forth on Schedule 3.12(a)(ii) hereto, are owned by the Company free and clear of any security interest, lien, encumbrance, or claims, and (iii) are accurately and fairly reflected on the Balance Sheet, or, with respect to accounts receivable of the Company created after June 30, 2004, are accurately and fairly reflected in the books and records of the Company. The reserves for bad debts reflected on the Balance Sheet were calculated in accordance with GAAP consistent with past practice and are adequate. The Company reasonably believes that all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for bad debts reflected on the Balance Sheet, and since June 30, 2004, there have not been any write-offs as uncollectible of any accounts receivable of the Company. Schedule 3.17 attached hereto sets forth a schedule of the Company’s accounts receivable as of the date of execution hereof.

3.18 Insurance. Schedule 3.18 hereto sets forth a true and complete list of all insurance policies carried by the Company with respect to its business, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. The Company has maintained insurance covering it and its properties in such amounts against such hazards and liabilities and for such purposes as set forth on Schedule 3.18 hereto and except as set forth on Schedule 3.18 hereto, all such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums due thereon have been paid in a timely manner. Complete and correct copies of all current insurance policies of the Company have been made available to Parent for inspection. The Company is not in default under any of such policies, and the Company has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. The Company does not have knowledge of any facts which would likely result in an insurer reducing coverage or increasing premiums on existing policies and to the Company’s knowledge, all such insurance policies can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Closing. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

3.19 Bank Accounts; Powers of Attorney. Schedule 3.19 hereto sets forth a complete and correct list showing:

(i) all bank accounts of the Company, together with, with respect to each such account, the account number, the names of all signatories thereof, the authorized powers of each such signatory and the approximate balance thereof on the date of this Agreement; and

(ii) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof.

3.20 Minute Books, etc. The minute books, stock records and other corporate records of the Company are complete and correct in all material respects, and complete and correct copies thereof have been delivered by the Company to the Parent. The minute books of the Company contain accurate and complete records of all meetings or written consents to action of the Sole Stockholder of the Company and accurately reflect all corporate actions of the Company passed upon by the Sole Stockholder of the Company.

3.21 Related Person Indebtedness and Contracts. Schedule 3.21 hereto sets forth a complete and correct summary of all contracts, commitments, arrangements and understandings not described elsewhere in this Agreement between the Company and any of the following (collectively, “Related Persons”): (i) the Sole Stockholder; (ii) the spouses and children of the Sole Stockholder (collectively, “Near Relatives”); (iii) any trust for the benefit of the Sole Stockholder or any of his Near Relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by the Sole Stockholder or by any of his Near Relatives. Except as set forth on Schedule 3.21 hereto, all amounts contributed by the Related Persons to the Company, as the case may be, have been treated as contributions to equity of the Company and have not been treated as, nor do they constitute, indebtedness of the Company to the Related Persons.

3.22 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Sole Stockholder. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 6.3) with parties other than Parent. No valid claim exists against the Company or, based on any action by the Company, against the Surviving Corporation or the Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.23 State Takeover Statutes. The Board of Directors of the Company has (i) determined that the Merger is fair and in the best interest of the Company and its Stockholders, (ii) approved and adopted the Merger and this Agreement and the other transactions contemplated by this Agreement, and (iii) directed that this Agreement and the Merger be submitted to the Sole Stockholder for his approval and resolved to recommend that the Sole Stockholder vote in favor of this Agreement and the Merger, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, any state takeover statute or similar law that would otherwise be applicable to the Merger and this Agreement and the other transactions contemplated by this Agreement.

3.24 Disclosure. The Company has not failed to disclose to Parent any fact that is reasonably more likely than not to have a Company Material Adverse Effect or impede or impair the ability of the Company to perform its obligations under this Agreement in any material respect. No representation or warranty by the Company or the Sole Stockholder contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company and/or the Sole Stockholder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SOLE STOCKHOLDER

4.1 Authorization; etc. The Sole Stockholder represents and warrants to the Parent and Acquisition Corp. as follows:

(i) The Sole Stockholder is the sole and exclusive record and beneficial owner of the Common Stock set forth opposite his name in Schedule 3.4 hereto, free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions on transfer imposed under applicable securities laws), and there are no agreements, arrangements or understandings to which such Sole Stockholder is a party (other than this Agreement) involving the purchase, sale or other acquisition or disposition of the Common Stock owned by the Sole Stockholder;

(ii) The Sole Stockholder shall (A) simultaneously with his execution and delivery of this Agreement, execute and deliver to Parent an irrevocable proxy or written consent in which the Sole Stockholder voted all Common Stock owned by the Sole Stockholder in favor of the Merger and the adoption of this Agreement by the Company, (B) at the Effective Time, deliver or cause to be delivered to the Parent (x) Certificate(s) representing all Common Stock owned by the Sole Stockholder, each Certificate to be duly endorsed for transfer and free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions imposed under applicable securities laws).

(iii) The Sole Stockholder has all necessary legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of the Sole Stockholder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors, rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity; and

(iv) The execution and delivery of this Agreement by the Sole Stockholder and the consummation of the transactions contemplated hereby will not breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Sole Stockholder is a party, or by which the Sole Stockholder or the Common Stock held by the Sole Stockholder may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Sole Stockholder pursuant to the terms of any such instrument or obligation, which breach, violation or event of default would have a material adverse effect on the Sole Stockholder’s ability to perform the Sole Stockholder’s obligations hereunder, or (C) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, agency or authority applicable to the Sole Stockholder or by which such the Common Stock held by the Sole Stockholder may be bound.

4.2 Parent Common Stock.

The Sole Stockholder, acknowledges, represents and warrants to the Parent and Acquisition Corp. as follows:

(i) The Sole Stockholder understands that the shares of Parent Common Stock to be issued to the Sole Stockholder in the Merger will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by the Sole Stockholder in this Agreement. The Sole Stockholder understands that the Parent is relying, in part, upon the Sole Stockholder’s representation and warranties contained in this Section 4.2 for the purpose of determining whether this transaction meets the requirements for such exemptions.

(ii) The Sole Stockholder has such knowledge, skill and experience in business, financial and investment matters so that the Sole Stockholder is capable of evaluating the merits and risks of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement or to the extent that the Sole Stockholder has deemed it appropriate to do so, the Sole Stockholder has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(iii) The Sole Stockholder has made, either alone or together with the Sole Stockholder’s advisors, such independent investigation of the Parent, its management and related matters as the Sole Stockholder deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the Parent Common Stock through the transactions contemplated by this Agreement; and the Sole Stockholder and advisors have received all information and data that the Sole Stockholder and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(iv) The Sole Stockholder has reviewed the Sole Stockholder’s financial condition and commitments, alone and together with the Sole Stockholder’s advisors, and, based on such review, the Sole Stockholder is satisfied that (A) the Sole Stockholder has adequate means of providing for the Sole Stockholder’s financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that he could bear the risk of loss of the Sole Stockholder’s entire investment in the Parent Common Stock, (B) the Sole Stockholder has no present or contemplated future need to dispose of all or any portion of the Parent Common Stock to satisfy any existing or contemplated undertaking, need or indebtedness, and (C) the Sole Stockholder is capable of bearing the economic risk of an investment in the Parent Common Stock for the indefinite future. The Sole Stockholder shall furnish any additional information about the Sole Stockholder reasonably requested by the Parent to assure the compliance of this transaction with applicable federal and state securities laws.

(v) The Sole Stockholder understands that the shares of the Parent Common Stock to be received by the Sole Stockholder in the transactions contemplated hereby will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission (the “SEC”) promulgated thereunder provide in substance that the Sole Stockholder may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available, including but not limited to Rule 144 promulgated under the Securities Act. The Sole Stockholder further understands that, except as provided in the Registration Rights Agreement (as defined in Section 10.6 hereof), the Parent has no obligation or intention to register the sale of any of the shares of the Parent Common stock to be received by the Sole Stockholder in the transactions contemplated hereby, or take any other action so as to permit sales pursuant to, the Securities Act. Accordingly, the Sole Stockholder understands that the Sole Stockholder may dispose of such shares only in transactions which are of a type exempt from registration under the Securities Act, including (without limitation) a “private placement,” in which event the transferee will acquire such shares as “restricted securities” and subject to the same limitations as in the hands of the Sole Stockholder. The Sole Stockholder further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, the Sole Stockholder understands that the Sole Stockholder may have to bear the economic risk of an investment in the Parent Common Stock to be received by the Sole Stockholder pursuant to the transactions contemplated hereby for an indefinite period of time.

(vi) The Sole Stockholder is acquiring shares of the Parent Common Stock pursuant to the transactions contemplated hereby for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein.

(vii) The certificate(s) evidencing the shares of the Parent Common Stock to be issued pursuant to the transactions contemplated hereby shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws.”

4.3 General Release. The Sole Stockholder hereby voluntarily releases and discharges the Surviving Corporation, its affiliates, subsidiaries, predecessors, successors and assigns, and each of them, and the current and former officers, directors, stockholders, employees, and agents of the foregoing (any and all of which are referred to as the “Releasees”), from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown (“Claims”), which the Sole Stockholder has, claims to have, ever had, or ever claimed to have had against the Surviving Corporation or any other Releasees, whether arising under federal or state law and whether as a stockholder or employee of the Company or in any other capacity, except for Claims arising under this Agreement and agreements to be delivered hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND ACQUISITION CORP.

The Parent and Acquisition Corp. jointly and severally represent and warrant to the Company and the Sole Stockholder as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Parent Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

5.1 Corporate Organization. Each of the Parent and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and Acquisition Corp. has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted. The Parent and Acquisition Corp. are each duly qualified to transact business as a foreign corporation and are each in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by the Parent or Acquisition Corp. or the business currently conducted by them, except for such jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect (as defined below). Acquisition Corp. is a corporation newly formed by Parent and has not conducted any business other than as expressly set forth in or contemplated by this Agreement. The Parent has previously made available to the Company complete and correct copies of (i) its Certificate of Incorporation and all amendments thereto as of the date hereof (certified by the Secretary of State of Delaware as of a recent date) and its By-Laws (certified by the Secretary of the Parent as of a recent date) and (ii) the Certificate of Incorporation of Acquisition Corp. and all amendments thereto as of the date hereof (certified by the Secretary of State of the State of Delaware as of a recent date) and the By-Laws of Acquisition Corp. (certified by the Secretary of Acquisition Corp. as of a recent date). Neither the Certificate of Incorporation nor the By-Laws of the Parent or Acquisition Corp. have been amended since the respective dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments. The term “Parent Material Adverse Effect” means for purposes of this Agreement, any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operation, assets, liabilities, financial condition or results of operations of the Parent and its subsidiaries (including Acquisition Corp.), taken as a whole.

5.2 Authorization. Each of the Parent and Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Boards of Directors of the Parent and Acquisition Corp. and by the Parent as the sole stockholder of Acquisition Corp., and no other corporate proceedings on the part of the Parent or Acquisition Corp. are necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificates of Merger pursuant to the DGCL and the CGS) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Acquisition Corp. and constitutes the valid and binding agreement of the Parent and Acquisition Corp., enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

5.3 Consents and Approvals; No Violations. Subject to (a) the filing of Certificates of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Connecticut, respectively, and (b) compliance with applicable federal and state securities laws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Parent or Acquisition Corp.; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Parent or Acquisition Corp. are parties, or by which any of them or any of their respective properties or assets may be bound, or result in the creation of any lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Parent or Acquisition Corp. pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Parent Material Adverse Effect; (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Parent or Acquisition Corp. or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Parent Material Adverse Effect; or (iv) require, on the part of the Parent or Acquisition Corp., any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Parent Material Adverse Effect.

5.4 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Parent consists of 137,500,000 shares of Common Stock, $0.01 par value per share, of which 12,500,000 shares have been designated Class A Common Stock (the “Parent Class A Common Stock”) and of which 11,987,500 shares are outstanding and 125,000,000 shares have been designated Class B Common Stock (the “Parent Common Stock”), of which 12,941,746 shares are outstanding and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Parent Preferred Stock”), none of which are outstanding (the Parent Class A Common Stock, the Parent Common Stock and the Parent Preferred Stock collectively shall be referred to herein as the “Parent Capital Stock”). All of the issued and outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Except for options issued under the Parent’s 2003 Amended and Restated Stock Incentive Plan and Parent’s 2004 Employee Stock Purchase Plan (together, the “Parent Option Plans”) and warrants to purchase an aggregate of 120,000 shares of Parent Common Stock issued to National Securities Corporation and Sanders Morris Harris, Inc. in connection with Parent’s initial public offering (together, the “Underwriters’ Warrants”), there are no outstanding options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of the capital stock of the Parent, and (except as contemplated by this Agreement and except with respect to options issued under the Parent Option Plans and the Underwriters’ Warrants) there are no agreements or commitments to which the Parent is a party or by which it is bound pursuant to which the Parent is or may become obligated to issue additional shares of its capital stock.

(b) As of the date of this Agreement, the authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are owned beneficially and of record by the Parent free and clear of any lien, claim encumbrance or any agreement with respect thereto. There are no outstanding options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of the capital stock of Acquisition Corp., and there are no agreements or commitments to which Acquisition Corp. is a party or by which it is bound pursuant to which Acquisition Corp. is or may become obligated to issue additional shares of its capital stock.

5.5 SEC Reports and Financial Statements. The Parent has heretofore delivered or made available to the Company complete and correct copies of all reports and other filings filed by the Parent with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (the “Acts”) since and including the effective date of the Form SB-2 Registration Statement with respect to the Parent’s initial public offering (such reports and other filings collectively referred to herein as the “SEC Filings”). The SEC Filings constitute all of the documents required to be filed by the Parent under the Securities Act and Exchange Act since such date. All documents that are required to be filed as exhibits to the SEC Filings have been so filed, and all contracts so filed as exhibits are in full force and effect, except those which are expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Parent included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The unaudited financial statements included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto and such unaudited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties in this Section 5.5 shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

5.6 Compliance with Applicable Law. Parent and Acquisition Corp. are not in violation in any respect of any applicable safety, health, environmental or other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Parent Material Adverse Effect. Parent and Acquisition Corp. have not received any notice alleging any such violation, nor to the knowledge of Parent or Acquisition Corp., is there any inquiry, investigation or proceedings relating thereto.

5.7 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Acquisition Corp..

5.8 Validity of Shares. Assuming the accuracy of the representations and warranties contained in Article IV, the shares of Parent Common Stock to be issued in connection with the Merger will, when issued in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with applicable U.S. Federal and state securities laws and will be free of any liens or encumbrances.

5.9 Disclosure. Parent has not failed to disclose to Company any fact that is reasonably more likely than not to have a Parent Material Adverse Effect or impede or impair the ability of the Parent to perform its obligations under this Agreement in any material respect. No representation or warranty by Parent or Acquisition Corp. contained in this Agreement and no statement contained, when considered together as a whole, in any of the Parent Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Parent and/or the Acquisition Corp. contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Effective Time, the Company and the Sole Stockholder agree that the Company, except as otherwise expressly contemplated by this Agreement or agreed to in writing by the Parent:

(a) will carry on its business only in the ordinary course and consistent with past practice;

(b) will not declare or pay any dividend on or make any other distribution (however characterized) in respect of shares of its capital stock;

(c) will not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, directly or indirectly, any shares of its capital stock;

(d) will not amend its Certificate of Incorporation or By-Laws;

(e) will not issue, or agree to issue, any shares of its capital stock, or any options, warrants or other rights to acquire shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock;

(f) will not combine, split or otherwise reclassify any shares of its capital stock;

(g) will not form any subsidiaries;

(h) will use its best efforts to preserve intact its present business organization, keep available the services of its officers and key employees and preserve its relationships with clients and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time;

(i) will not (i) make any capital expenditures individually or in the aggregate in excess of $10,000, (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement other than in the ordinary course, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving individually or in the aggregate in excess of $10,000 annually, (v) incur or guarantee any additional indebtedness for borrowed money other than in the ordinary course, (vi) create or permit to become effective any security interest, mortgage, lien, charge or other encumbrance on any of its properties or assets, or (vii) enter into any agreement to do any of the foregoing;

(j) will not adopt or amend any Benefit Plan for the benefit of Employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its Employees or accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any stock option plan or agreements or enter into any agreement to do any of the foregoing, except as specifically required by the terms of such plans or agreements;

(k) will not accelerate receivables or delay payables;

(l) will promptly advise the Parent of the commencement of, or threat of (to the extent that such threat comes to the knowledge of the Company or the Sole Stockholder) any claim, action, suit, proceeding or investigation against, relating to or involving the Company or any of its respective officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby;

(m) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

(n) will not enter into any agreement to dissolve, merge, consolidate or, sell any material assets of the Company (other than in the ordinary course) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $10,000 in the aggregate; and

(o) will not make any payments to officers or directors other than in the ordinary course;

(p) will not enter into any agreements with contractors or consultants (or amend or authorize additional work orders with respect to any such existing agreements); and

(q) will not change, accelerate or alter, in each case, the payment terms of any existing contract or agreement nor enter into any contract or agreement with payment terms (including timing) not materially consistent with past practice.

6.2 Conduct of Business of Acquisition Corp. During the period commencing on the date hereof and continuing until the Effective Time, Acquisition Corp. shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.3 Other Negotiations. Neither the Company nor the Sole Stockholder will (nor will they permit any of their respective officers, directors, employees, agents, partners and affiliates on their behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent) regarding any acquisition of the Company, any merger or consolidation with or involving the Company or any acquisition of any material portion of the stock or assets of the Company or any equity or debt financing of the Company or any material license of Intellectual Property rights or any business combination, recapitalization, joint venture or other major transaction involving the business of the Company (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than Parent. If between the date of this Agreement and the termination of this Agreement pursuant to Article XI, the Company receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company shall (i) notify Parent immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the obligations of the Company under this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Properties and Records. The Company will provide (or will cause to be provided) to Parent and Parent’s accountants, counsel and other authorized advisors, with reasonable access, during business hours, to its premises and properties and its books and records (including, without limitation, contracts, leases, insurance policies, litigation files, minute books, accounts, working papers and Tax Returns filed and in preparation) and will cause its officers to furnish to Parent and Parent’s authorized advisors such additional financial, tax and operating data and other information pertaining to its business as Parent shall from time to time reasonably request. All of such data and information shall be kept confidential by Parent and the Company unless and until the Merger is consummated pursuant to the NDA Agreement (as hereinafter defined).

7.2 Transfer of Interests. The Sole Stockholder agrees that he (i) shall not dispose of or in any way encumber his Common Stock prior to the consummation of the transactions contemplated hereby, (ii) shall use his best efforts to cause, and take no action inconsistent with, the approval and consummation of said transactions and (iii) at the Closing shall surrender the certificates representing all shares of Common Stock owned by him, duly endorsed for transfer.

7.3 Reasonable Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his, her or its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement.

7.4 Material Events. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article IX or Article X hereof.

7.5 Fees and Expenses. The Parent and the Company shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors except that if the Merger is consummated, then the Sole Stockholder shall be responsible for all such fees, costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

7.6 Supplements to Disclosure Schedules. From time to time prior to the Effective Time, each party hereto shall supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules or that is necessary to correct any information in its Disclosure Schedules or in its representations and warranties that have been rendered inaccurate thereby. The Disclosure Schedules delivered by a party hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

7.7 Tax Matters.

(a) Preparation and Filing of Tax Returns. The Sole Stockholder shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company (or Surviving Corporation) for all periods that (i) begin before and end after the Closing Date (each, a “Straddle Period”), and (ii) begin after the Closing Date. The Parent shall permit the Sole Stockholder to review and comment on each such Tax Return described in the preceding sentence at least thirty (30) days prior to filing and shall in good faith consider all such comments. Each such Tax Return shall be prepared in accordance with the Company’s past practice in preparing its Tax Returns. The Parent shall not amend any Tax Return of the Company for any period (or portion thereof) ending on or prior to the Closing Date or any Straddle Period without the prior written approval of the Sole Stockholder.

(b) Cooperation on Tax Matters.

(i) Parent, the Company and the Sole Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sole Stockholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or to the Sole Stockholder, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sole Stockholder, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Parent and the Sole Stockholder further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The parties shall use reasonable efforts to minimize the Company’s Taxes resulting from the Transaction which shall at all times be in compliance with applicable Tax laws, including reasonable interpretations thereof, made in good faith.

(c) S Corporation Status. Neither the Company nor the Sole Stockholder shall revoke the election of the Company to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code on or prior to the Closing Date. The Company and the Sole Stockholder shall not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code on or prior to the Closing Date (other than as contemplated by this Agreement).

(d) Refunds. All refunds relating to any period prior to the Closing Date shall be for the sole account of the Sole Stockholder. The Sole Stockholder shall be permitted to file or amend any income or franchise Tax Return of the Company relating to any period (or portion thereof) ending on or prior to the Closing Date to the extent such amendment would legally entitle the Sole Stockholder to a refund of Tax; provided, however, that the Sole Stockholder may not amend any such Tax Return that includes a period subsequent to the Closing Date without the prior written approval of the Parent or Surviving Corporation, which approval shall not be unreasonably withheld or delayed.

(e) Certain Taxes. Each party shall be responsible for and shall pay only those Taxes for which it is legally responsible under applicable Tax law; provided, however, that the Sole Stockholder shall be responsible for all Taxes that relate to a sale transaction that is deemed to occur pursuant to a §338(h)(10) Election (as such term is hereinafter defined) for the periods ending on or before the Closing Date. The Sole Stockholder will also be responsible for any transfer or sales Taxes resulting from the Merger that relate to any period ending on or before the Closing Date. The parties agree that the Sole Stockholder shall not be responsible under any circumstance for any Tax of the Parent, Acquisition Corp. Surviving Corporation or any affiliate or successor of the foregoing for any post-Closing period.

(f) Control; Dispute Resolution. Notwithstanding any provision in this Agreement to the contrary, the Sole Stockholder shall have sole control of any defense, negotiation, settlement, adjustment or other undertaking relating to income or franchise Taxes to the extent that Parent or its affiliates may seek indemnification for income or franchise Taxes from the Sole Stockholder under Article XII or otherwise but only if such matter relates solely to periods ending on or before the Closing Date; provided, however, that Parent at its expense shall have the right to consult with the Sole Stockholder regarding such matters.

(g) Section 338(h)(10) Election. The Company and the Sole Stockholder shall join with Parent in making an election under Code §338(h)(10) (and any corresponding election under state, local, and foreign Tax law) with respect to the purchase and sale of the Company’s Common Stock hereunder (collectively, a “§338(h)(10) Election”). The Sole Stockholder shall include any income, gain, loss, deduction, or other tax item resulting from the §338(h)(10) Election on his tax return to the extent required by applicable law. The Sole Stockholder shall also pay any Tax imposed on the Company or the Surviving Corporation for periods ending on or before the Closing Date that is attributable to the making of the §338(h)(10) Election, including (i) any Tax imposed under Code §1374, (ii) any tax imposed under Reg. §1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on the Company’s gain, and the Sole Stockholder shall indemnify Parent, the Company and the Surviving Corporation against any Losses arising out of any failure to pay any such Taxes. The parties agree that the Parent (or its successor) shall at its own expense be solely responsible for taking all actions necessary to ensure the effectiveness of the §338(h)(10) Election (and similar elections).

(h) Purchase Price Allocation. Parent, the Company, the Surviving Corporation and Sole Stockholder agree that the Merger Consideration and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in accordance with Code Section 1060 and the Treasury regulations promulgated thereunder (and any similar provision of state, local, or foreign law, as appropriate). Such allocation shall be duly prepared by Parent and delivered to Company within sixty (60) days of the Closing Date for reasonable approval (and if necessary, execution) and Parent shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation in accordance with Section 7.7(a).

7.8 Cash Adjustment Within sixty (60) days following the Closing, Parent shall determine the amount of the Company’s cash and cash equivalents and liabilities as of the Closing. To the extent such cash and cash equivalents exceed such liabilities, such excess shall be promptly paid by the Company to the Sole Stockholder. To the extent such cash and cash equivalents are less than such liabilities, such deficit shall be promptly paid by the Sole Stockholder to the Company.

ARTICLE VIII

COVENANTS OF THE SOLE STOCKHOLDER

The Sole Stockholder hereby agrees that for a period of two (2) years following the Closing Date (the “Non-Compete Period”), that he will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity (excepting only the ownership of not more than 1% of the outstanding securities of any class of any entity listed on an exchange, an automated quotation system or regularly traded in the over-the-counter market), whose major source of revenue is “Performance-Based Advertising” (which includes paid listings, pay per click advertising (“PPC”), pay for placement services, paid inclusion services or banner promotions) procured directly from advertisers, advertising agencies or those entities which aggregate advertisements or advertisers (collectively, the “Advertising Parties”) (the “Competitive Activity”). The Sole Stockholder further agrees that, for a period of two (2) years following the Closing Date, that he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the employees, consultants, agents, suppliers, customers or prospects of the Company that were such with respect to the Company at any time during the one (1) year immediately preceding the date hereof or that become such with respect to the Company at any time during the one (1) year immediately following the date hereof. The Sole Stockholder’s obligations under this Article VIII shall survive the termination or cessation of his employment or consultancy with the Company (if applicable) and shall not be limited by Article XII hereof.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF

THE PARENT AND ACQUISITION CORP.

The obligation of the Parent and Acquisition Corp. to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Parent and Acquisition Corp. in their sole discretion):

9.1 Representations and Warranties True. The representations and warranties of the Company and the Sole Stockholder which are contained in this Agreement, or contained in any Schedule, certificate or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing (i) the Company shall have delivered to the Parent and Acquisition Corp. a certificate (signed on behalf of the Company by the President of the Company to that effect with respect to all such representations and warranties made by the Company, and (ii) the Sole Stockholder shall have executed and delivered to the Parent and Acquisition Corp. a certificate to that effect with respect to all such representations and warranties made by the Sole Stockholder.

9.2 Performance. The Company and the Sole Stockholder shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing (i) the Company shall have delivered to the Parent and Acquisition Corp. a certificate (duly executed on behalf of the Company by the President of the Company to that effect with respect to all such obligations required to have been performed or complied with by the Company on or before the Closing Date, and (ii) the Sole Stockholder shall have executed and delivered to the Parent and Acquisition Corp. a certificate to that effect with respect to all such obligations required to have been performed or complied with by the Sole Stockholder on or before the Closing Date.

9.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company which reasonably could have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Company Material Adverse Effect.

9.4 Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by the Company or the Sole Stockholder in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

9.5 Additional Agreements. The following agreements, forms or notices, as the case may be, shall have been executed and delivered to Parent:

(i) Consultant Agreement, in the form attached hereto as Exhibit C, executed by John Babina III (the “Consultant Agreement”);

(ii) the Escrow Agreement in the form attached hereto as Exhibit B, duly executed by the Escrow Agent;

(iii) the Company shall have delivered to the Parent and to the IRS notices that the Common Stock is not a “U.S. Real Property Interest” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) the Sole Stockholder shall have delivered to the Parent a certification that he is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;

(iv) the Sole Stockholder shall deliver to Parent a completed Form W-9 on the Closing and prior to any payment of the Cash Consideration;

(vi) resignations of all officers and directors of the Company as of the Effective Time; and

(vii) Transition Services Agreement between the Company and VerisMedia, Inc. (“Versi”) in the form attached hereto as Exhibit E.

9.6 Delivery of Certificates for Cancellation. The certificates representing 100% of the shares of Common Stock issued and outstanding immediately prior to the Effective Time, duly endorsed in blank, shall have been surrendered for cancellation.

9.7 Approval. The Sole Stockholder shall have voted in favor of the approval of the Merger, the adoption of this Agreement and the transactions contemplated hereby.

9.8 Certificates of Merger. The Company shall have executed and delivered to the Parent counterparts of the Certificates of Merger to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Connecticut in connection with the Merger.

9.9 Termination Agreement & General Release. Within seven (7) days of the Closing Date, the Sole Stockholder shall deliver to the Company a termination agreement & general release executed by Paul H. Bauco in the form attached hereto as Exhibit F.

9.10 License Agreements. That each of the following license agreements shall be amended and restated: (i) License Agreement dated as of September 18, 2003 with the Company as licensor and Versi as licensee, and (ii) License Agreement dated as of September 18, 2003 with Versi as licensor and the Company as licensee.

9.11 Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect.

9.12 Supporting Documents.

The Company shall have delivered to the Parent a certificate (i) of the Secretary of State of the State of Connecticut dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Company, and (ii) of the Secretary of the Company dated the Closing Date, certifying on behalf of the Company (w) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Company, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of such Company, as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the Sole Stockholder of the Company, authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (z) to the incumbency and specimen signature of each officer of the Company, executing on behalf of the company this Agreement and the other agreements related hereto.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE

COMPANY AND THE SOLE STOCKHOLDER

The obligation of the Company and the Sole Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company and the Sole Stockholder in their sole discretion):

10.1 Representations and Warranties True. The representations and warranties of each of the Parent and Acquisition Corp. contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing each of the Parent and Acquisition Corp. shall have delivered to the Company and the Sole Stockholder a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer and with respect to Acquisition Corp., signed on its behalf by its President) to that effect with respect to all such representations and warranties made by such entity.

10.2 Performance. Each of the Parent and Acquisition Corp. shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing each of the Parent and Acquisition Corp. shall have delivered to the Company and the Sole Stockholder a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer and with respect to Acquisition Corp., signed on its behalf by its President) to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

10.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Parent or Acquisition Corp. which would have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Parent Material Adverse Effect.

10.4 Certificates of Merger. The Company shall have executed and delivered to the Parent counterparts of the Certificates of Merger to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Connecticut in connection with the Merger.

10.5 Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by Parent or Acquisition Corp. in connection with the Merger and the other transactions contemplated by this Agreement (including those identified on Schedule 5.3, if any) shall have been obtained and shall be in full force and effect.

10.6 Additional Agreements. The Parent shall have executed and delivered (and shall have agreed to cause the Surviving Corporation to execute and deliver immediately following the Effective Time, as applicable) counterparts of the following agreements:

(i) Consultant Agreement referred to in Section 9.5(i) hereof in the form attached hereto as Exhibit C;

(ii) Escrow Agreement referred to in Section 9.5(ii) hereof, together with counterparts signed by the Escrow Agent; and

(iii) Registration Rights Agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

10.7 Cash Consideration and Equity Consideration; Escrow Deposit.

(a) At the Closing the Parent shall deliver and distribute the Merger Consideration less fees and expenses pursuant to Section 7.5 in accordance with Section 2.3(a).

(b) As soon as practicable after the Closing and in any event within five (5) business days after the Closing, Parent shall deliver to the Escrow Agent the Cash Escrow and Equity Escrow which shall constitute the Escrow Deposit pursuant to Section 2.7.

10.8 Supporting Documents.

(a) The Parent shall have delivered to the Company and the Sole Stockholder (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of Parent, (ii) a certificate of the Secretary of the Parent, dated the Closing Date, certifying on behalf of the Parent (w) that attached hereto is a true and complete copy of the Certificate of Incorporation of the Parent, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of Parent as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of such Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (z) to the incumbency and specimen signature of each officer of the Parent executing on behalf of such Parent this Agreement and the other agreements related hereto.

(b) Acquisition Corp. shall have delivered to the Company and the Sole Stockholder (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of Acquisition Corp., (ii) a certificate of the Secretary of Acquisition Corp., dated the Closing Date, certifying on behalf of Acquisition Corp. (x) that attached thereto is a true and complete copy of the By-

Laws of such Acquisition Corp. as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and Sole Stockholder of such Acquisition Corp. authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (z) to the incumbency and specimen signature of each officer of Acquisition Corp. executing on behalf of such Acquisition Corp. this Agreement and the other agreements related hereto.

10.9 Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Parent Material Adverse Effect.

10.10 Directors’ and Officers’ Insurance. Within thirty (30) days of the Closing Date, Parent will at its expense include the Sole Stockholder on its current Directors’ and Officers’ liability insurance policy, to the extent that he is eligible under the general provisions thereof and with policy limits and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for other similarly situated officers and directors of the Parent in force from time to time. Parent shall maintain such policy with respect to the Sole Stockholder in effect for a period of two (2) years from the Closing Date except in the event of a breach of the Sole Stockholder’s obligations under Articles VIII or XII hereof or a termination of the Consultant Agreement pursuant to Section 2(b)(ii) thereof.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by the written consent of the Company and the Parent;

(b) by either the Company or the Parent:

(i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

(ii) if the Effective Time shall not have occurred on or before August 31, 2004 provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to any party whose (or whose affiliate(s)’) breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(iii) if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other party set forth in this Agreement which breach is incapable of cure, or if capable of cure, shall not have been cured within twenty (20) business days following receipt by the breaching party of notice of such breach; or

(c) by the Parent if the Effective Time shall not have occurred on or before August 5, 2004 solely because the Company has failed to comply with any of the closing conditions set forth in Article IX of this Agreement.

11.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or (in the case of the Company, the Parent and Acquisition Corp.) their respective officers or directors, except for Sections 7.5 and 13.6, and the last sentence of Section 7.1, which shall remain in full force and effect, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof. The obligations of the NDA Agreement (as defined herein) shall remain in full force and effect and shall survive any termination or expiration of the Agreement.

ARTICLE XII

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

12.1 Indemnity Obligations. (a) Subject to Sections 12.3 and 12.4 hereof, the Sole Stockholder by adoption of this Agreement and approval of the transactions contemplated hereby, agrees to indemnify and hold the Parent (including its representatives and affiliates) harmless from, and to reimburse the Parent for, any Losses (as that term is hereinafter defined) directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company and the Sole Stockholder set forth in Article III of this Agreement or any Schedule or certificate delivered by the Company pursuant hereto; and (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company which are contained in this Agreement. For purposes of this Agreement, the term “Losses” shall mean any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever; provided, however, that the magnitude of any such Loss shall take into account any Tax benefit that may be realized by the Parent or its affiliates in connection with any event or occurrence giving rise to such Loss.

(b) Subject to Sections 12.3 and 12.4 hereof, the Sole Stockholder by adoption of this Agreement and approval of the Merger hereby agrees to indemnify and hold the Parent harmless from, and to reimburse the Parent for, any Losses arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Sole

Stockholder set forth in Article IV of this Agreement, or any Schedule or certificate delivered by the Sole Stockholder pursuant hereto or thereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Sole Stockholder which are contained in this Agreement, including, without limitation, the covenants set forth in Article VIII of this Agreement, or any Schedule or certificate delivered by the Sole Stockholder pursuant hereto or thereto.

12.2 Notification of Claims.

(a) Subject to the provisions of Section 12.3 below, in the event of the occurrence of an event pursuant to which the Parent shall seek indemnity pursuant to Section 12.1, the Parent shall provide the Sole Stockholder with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Sole Stockholder, all relevant information which is material to the claim and which is in the possession of the indemnified party. Parent’s failure to give a timely Claims Notice or to promptly furnish the Sole Stockholder, with any relevant data and documents in connection with any Third-Party Claim (as that term is hereinafter defined) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the Sole Stockholder.

(b) The Sole Stockholder shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to Parent, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Parent; provided; however, that Parent shall control such defense, settlement, adjustment or compromise. The expense of any such defense, settlement, adjustment or compromise, including Parent’s counsel and any counsel chosen by the Sole Stockholder shall be borne by the Sole Stockholder; provided, such expenses shall be paid from the Escrow Deposit for indemnification sought pursuant to Section 12.1. Parent shall have the right to settle any such Third Party Claim; provided, however, that Parent may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Sole Stockholder, which consent shall not be unreasonably withheld. In the event the indemnification sought by the Parent involves a breach or alleged breach of the representations and warranties set forth in Section 3.11, the Parent and Surviving Corporation shall use commercially reasonable efforts to mitigate the liability of the Sole Stockholder on account thereof. Furthermore, Parent hereby agrees to extend to the Surviving Corporation or any successor thereto, any intellectual property risk management initiatives implemented by the Parent or a wholly-owned subsidiary of Parent, to the extent such intellectual property risk management initiatives reasonably might mitigate shared intellectual property risks between the Parent or any wholly owned subsidiary of Parent, and the Surviving Corporation, or any successor thereto.

12.3 Duration. All representations and warranties of the Company and the Sole Stockholder set forth in this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the Company and the Sole Stockholder contained in or made pursuant to this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto (all of the foregoing collectively, the “Indemnifiable Matters”), shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given prior to the Escrow Release Date (as defined below) and also as provided in the immediately following sentence, all Indemnifiable Matters shall expire on the one (1) year anniversary of the Closing Date (the “Escrow Release Date”). Notwithstanding the foregoing, (a) Indemnifiable Matters arising from breaches of the covenants contained in Article VIII shall survive the Closing Date until the two (2) year anniversary of the Closing Date; (b) Indemnifiable Matters (i) arising from breaches of the covenants contained in Section 7.7 (all such obligations in (a) and (b), collectively, the “Excluded Obligations”); and (ii) arising from breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.9 and Article IV, shall each survive the Closing Date for the applicable statute of limitations period ; and (c) Indemnifiable Matters arising from breaches of the representation and warranties set forth in Section 3.11 (the “Section 3.11 Indemnifiable Matters”) shall survive the Closing Date until the four (4) year anniversary of the Closing Date. Notwithstanding the foregoing, claims for breaches of the representations and warranties relating to or arising from fraud shall be independent of, and shall not be limited by, the Agreement.

12.4 Escrow; Limitation of Liability. Pursuant to Section 2.7 hereof, the Escrow Deposit shall be delivered by Parent to the Escrow Agent, to be held for a period ending on the Escrow Release Date, except the Escrow Deposit may be withheld after the Escrow Release Date for so long as is reasonably necessary to satisfy claims for indemnification which are the subject to a Claims Notice delivered prior to the Escrow Release Date. The Escrow Deposit shall be held and disbursed by the Escrow Agent in accordance with an Escrow Agreement in the form attached hereto as Exhibit B. If the Closing occurs, Parent and Acquisition Corp. agree that the Parent’s right to indemnification pursuant to this Article XII shall constitute Parent’s and Acquisition Corp.’s sole and exclusive remedy and recourse against the Sole Stockholder for Losses attributable to any Indemnifiable Matters. Except with respect to the Excluded Obligations and the Section 3.11 Indemnifiable Matters, the maximum aggregate liability of the Sole Stockholder shall be limited to the Escrow Deposit. The maximum aggregate liability of the Sole Stockholder for the Excluded Obligations shall be limited to the Cash Consideration to which the Sole Stockholder is entitled (less any amount previously recovered under this Article XII from the Escrow Deposit on account thereof). The maximum aggregate liability of the Sole Stockholder for the Section 3.11 Indemnifiable Matters shall be limited as follows (less any amount previously recovered under this Article XII from the Escrow Deposit on account thereof): (a) for Section 3.11 Indemnifiable Matters arising during the period beginning on the Closing Date and continuing until the one (1) year anniversary of the Closing Date, the maximum liability shall be limited to 80% of the Equity Consideration, (b) for Section 3.11 Indemnifiable Matters arising during the period beginning on the day after the one (1) year anniversary of the Closing Date and continuing until the two (2) year anniversary of the Closing Date, the maximum liability of the Sole Stockholder shall be limited to 70% of the Equity Consideration, (c) for Section 3.11 Indemnifiable Matters arising during the period beginning on the day after the two (2) year anniversary of the Closing Date and continuing until the three (3) year anniversary of the Closing Date, the maximum liability of the Sole Stockholder shall be limited to 40% of the Equity Consideration, and (iv) for Section 3.11 Indemnifiable Matters arising during the period beginning on the day after the three (3) year anniversary of the Closing

Date and continuing until the four (4) year anniversary of the Closing Date, the maximum liability of the Sole Stockholder shall be limited to 20% of the Equity Consideration. Such Section 3.11 Indemnifiable Matters limitations of liabilities shall be cumulative and not additive. To the extent that all or any portion of the Equity Consideration is sold, disposed of or otherwise transferred by the Sole Stockholder or any affiliate in an arms-length transaction, then with respect to and in lieu of the shares of Parent Common Stock so sold, Parent shall be entitled to recover against any and all cash or other proceeds so obtained, net of any taxes incurred as a result of such sale. Notwithstanding anything to the contrary contained herein, the Sole Stockholder shall have no liability for indemnification pursuant to this Article XII until the aggregate Losses are in excess of $25,000, at which point the Sole Stockholder shall be liable for the full amount of all Losses including such amount. Any Losses payable pursuant to this Section 12.4 from the Escrow Deposit shall be paid from the Cash Escrow and the Equity Escrow in the same proportion as such Cash Escrow and Equity Escrow bears to the total Escrow Deposit, except as otherwise provided herein.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument signed on behalf of the party against whom enforcement is sought.

13.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

13.3 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 13.3):

(a)	if to the Company or the Sole Stockholder, to:

goClick.com, Inc.

19 Rising Road

Norwalk, CT 06850

Attention: John Babina III, President

with copies to:

Mladen D. Kresic, LLC

7 Big Shop Lane

Ridgefield, CT 06877

Attention: Mladen D. Kresic, Esq.

(b)	if to the Parent or Acquisition Corp., to:

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Attention: Ethan A. Caldwell, General Counsel

with copies to:

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Attention: Francis J. Feeney, Jr., Esq.

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

13.4 Binding Effect; Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (or, in the case of the Sole Stockholder, his heirs, administrators, executors and personal representatives) and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by Parent to any successor to its business or to any affiliate as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

13.5 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors (or, in the case of the Sole Stockholder, his heirs, administrators, executors and personal representatives) and permitted assigns and any other parties indemnified under Article XII.

13.6 Public Announcements. Promptly after the Effective Time, the Parent shall issue a press release in such form as reasonably acceptable to the Sole Stockholder and none of the parties hereto shall, except as agreed by the Parent and the Sole Stockholder, or except as may be required by law or applicable regulatory authority (including without limitation the rules applicable to Nasdaq National Market companies), issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

13.9 Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than the nondisclosure agreement entered into between the Parent, the Company and the Sole Stockholder dated July 8, 2004 (the “NDA Agreement”). This Agreement supercedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter, other than the NDA Agreement.

13.10 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in Dover, Delaware and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

13.11 Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

13.12 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the Parent, Acquisition Corp., the Company, and the Sole Stockholder named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PARENT:

MARCHEX, INC.

By:	/s/ RUSSELL C. HOROWITZ
Name:	Russell C. Horowitz
Title:	Chief Executive Officer

ACQUISITION CORP.:

PROJECT TPS, INC.

By:	/s/ RUSSELL C. HOROWITZ
Name:	Russell C. Horowitz
Title:	President

COMPANY:

GOCLICK.COM, INC.

By:	/s/ JOHN BABINA III
Name:	John Babina III
Title:	President

SOLE STOCKHOLDER:
/s/ JOHN BABINA III
John Babina III, individually